UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 7, 2020

BULLFROG GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54653	41-2252162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

897 Quail Run Drive, Grand Junction, Colorado		81505
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (970) 270-8306

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01Entry into a Material Definitive Agreement.

On September 7, 2020, Bullfrog Gold Corp. (the “Company”) entered into a binding term sheet (the “Term Sheet”) among the Company, Homestake Mining Company of California Inc., a California corporation (“Homestake”), Lac Minerals (USA) LLC (“Lac Minerals” and together with Homestake, the “Barrick Parties”), and Augusta Investments Inc. and/or its affiliates and certain other individuals identified by Augusta Investments Inc. (together, the “Augusta Group”).

The Term Sheet sets forth the principal understanding of the parties with respect to an integrated transaction involving (i) the purchase by the Company from the Barrick Parties of all of the equity interests (the “Equity Interests”) in Bullfrog Mining LLC, the successor by conversion of Barrick Bullfrog Inc. (the “Target”) (the “Acquisition Transaction”), and (ii) the concurrent financing pursuant to which the Augusta Group will acquire shares of common stock and warrants of the Company for cash consideration (the “Financing Transaction,” and together with the Acquisition Transaction, the “Transaction”).

Under the Acquisition Transaction, as contemplated under the Term Sheet, in consideration for the purchase of the Equity Interest in the Target, the Company will issue or provide to the Barrick Parties (or any affiliate thereof identified by the Barrick Parties prior to closing) (i) 54,600,000 units of the Company, each unit consisting of one share of common stock and one four-year warrant to purchase one share of common stock at an exercise price of C$0.30, resulting in the Barrick Parties holding shares of common stock representing 15.9% of the total number of issued and outstanding shares of capital stock in the Company upon closing of the Transaction or 19.9% of the capital stock on a fully diluted basis (including the units issued to the Augusta Group pursuant to the Financing Transaction), (ii) a 2% net smelter returns royalty (“NSR”) on all minerals produced from the Mining Claims (as defined in the Term Sheet), subject to a maximum aggregate NSR royalty of 5.5% on any individual mining claim and a minimum 0.5% NSR royalty on any individual mining claim, and (iii) certain investor rights, including anti-dilution rights, pursuant to an investor rights agreement to be entered into among the parties.

Under the Financing Transaction, as contemplated under the Term Sheet, the Company will issue and sell to the Augusta Group 110,000,000 units, at a purchase price of C$0.20 per unit, for an aggregate purchase price of C$22,000,000. Each unit will consist of (i) one share of common stock (the “Financing Shares”), and (ii) one warrant, which warrants will in all respects have identical terms to those issued to the Barrick Parties pursuant to the Acquisition Transaction. In addition, the Company will grant Augusta Investments Inc., certain investor rights with regard to the Financing Shares, including antidilution rights on the same terms as the antidilution rights granted to the Barrick Parties.

Upon closing of the Transaction, the Board of Directors and management of the Company will be reconstituted as follows: (i) All directors of the Company will resign (other than David Beling), and each of Dan Earle, Maryse Belanger and Don Taylor will be appointed, together with the nominee of the Barrick Parties, if such nominee is identified by the Barrick Parties in advance of closing; (ii) all senior management of the Company will resign, and Maryse Belanger will be appointed as President. In addition, the Augusta Group will appoint officers of the Company to such roles as they may determine.

The Term Sheet is subject to execution of definitive agreements within 30 days, and closing of the Transaction will be subject to customary closing conditions.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing summary of the Term Sheet is qualified by reference to the full text of the Term Sheet which is filed as an exhibit to this report.

On September 7, 2020, Rocky Mountain Minerals Corp., (a wholly-owned subsidiary of the Company) (“RMM”) entered into a letter agreement amendment (the “Option Agreement Amendment”) with Barrick Bullfrog Inc. (“Barrick Bullfrog”) to the mineral lease and option to purchase agreement (as amended, the “Option Agreement”) between RMM and Barrick Bullfrog, dated March 23, 2015, as initially amended by a letter agreement dated May 21, 2019. Pursuant to the Option Agreement Amendment, the term of the Option Agreement was extended up to October 23, 2020 unless sooner terminated as provided therein.

The foregoing summary of the Option Agreement Amendment is qualified by reference to the full text of the document which is filed as an exhibit to this report.

Item 3.02Unregistered Sales of Equity Securities.

The information under Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01Financial Statements and Exhibits.

Exhibit No	Exhibit

10.1	Term Sheet *

10.2	Option Agreement Amendment

* Portions of this exhibit have been redacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BULLFROG GOLD CORP.

Date: September 11, 2020	By:	/s/ David Beling
Name: David Beling
Title: President and Chief Executive Officer